THUNDER MOUNTAIN GOLD INC.
TSX-V: THM OTCQB: THMG		11770 W. President Dr., Ste. F Boise, Idaho 83713 phone: (208) 658-1037

NEWS RELEASE

Thunder Mountain Gold Strengthens Board with Appointment of Veteran Mining Executive Ron Clayton

FOR IMMEDIATE RELEASE

Boise, Idaho USA - October 5, 2026  - Thunder Mountain Gold Inc. (the "Company") is pleased to announce the appointment of Ron Clayton to its Board of Directors, effective October 1, 2026. Mr. Clayton brings more than 40 years of mining industry experience across underground and open-pit operations, executive leadership, corporate governance, safety, environmental stewardship, sustainability, exploration, development, and production.

Mr. Clayton currently serves as Chairman of the Board of i-80 Gold Corporation and as Chairman of its Technical, Safety, Environmental and Sustainability Committee. He previously served as President, Chief Executive Officer and a director of Tahoe Resources Inc.; President, Chief Executive Officer and a director of 1911 Gold Corporation; and in senior operating leadership roles with Hecla Mining Company, Stillwater Mining Company, and Climax Molybdenum Company. His career spans site operations, project development, corporate management, and public-company board oversight.

"Mr. Clayton's extensive operating experience and record of executive and board leadership will add valuable perspective as Thunder Mountain Gold advances its strategy," said Eric T. Jones, President and CEO Thunder Mountain Gold Inc. "His technical knowledge, governance experience, and commitment to responsible mining will strengthen the Board and support the Company's long-term objectives."

"I am pleased to join the Board of Thunder Mountain Gold and look forward to working with my fellow directors and the management team," said Mr. Clayton. "I welcome the opportunity to contribute my operating and governance experience as the Company pursues its priorities and works to create long-term value for shareholders."

Mr. Clayton holds a Bachelor of Science in Mining Engineering from the Colorado School of Mines and completed the Tuck Executive Education Program at Dartmouth. His career includes leadership responsibilities in Nevada, Idaho, Washington, Colorado, Manitoba, and other mining jurisdictions.

Website: www.thundermountaingold.com
OTCQB: THMG | TSX-V: THM

Regarding Thunder Mountain Gold, Inc.

Thunder Mountain Gold Inc., founded in 1935, is a junior exploration company focused on advancing base and precious metals assets in the western United States. The Company's principal asset is the South Mountain Mine, a historic former Anaconda Copper Company development of zinc, silver, gold, lead, and copper located on private land in Owyhee County, Idaho. Thunder Mountain Gold also owns 100% of the Trout Creek Project, a gold exploration asset in Nevada adjacent to and surrounded by Nevada Gold Mines, a Barrick-Newmont joint venture. With a growing land position, established project infrastructure, and exposure to both critical and precious metals, Thunder Mountain Gold offers investors leverage to exploration success in premier U.S. mining jurisdictions. For more information, please visit the Company's website at www.Thundermountaingold.com, www.SEC.gov, and www.sedarplus.ca.

Cautionary Note to Investors

This news release is intended for release in the United States only. Neither the TSX Venture Exchange, the OTCQB, nor either of its Regulation Services Provider accepts responsibility for the adequacy or accuracy of this release.

For further information, please contact:

Thunder Mountain Gold, Inc.
Eric T. Jones
President and Chief Executive Officer
Eric@thundermountaingold.com
Office: (208) 658-1037